SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ERIE INDEMNITY COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2007
To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:
     We will hold our annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 17, 2007, at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:
1.	To elect 14 persons to serve as directors until our 2008 annual meeting of shareholders and until their successors are elected;

2.	To approve an amendment to our articles of incorporation to permit holders of Class B common stock to act by majority written consent;

3.	To approve an amendment to our bylaws to require the affirmative vote of the holders of a majority of the outstanding shares of our Class B common stock to elect directors; and

4.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.
     In the event that our annual meeting is adjourned:
•	pursuant to Section 1756(b)(1) of the Pennsylvania Business Corporation Law of 1988, or the “BCL,” those holders of Class B common stock entitled to vote who attend a meeting of shareholders that was previously adjourned for lack of a quorum shall constitute a quorum for the purpose of electing directors even though the number of holders of Class B common stock present at such adjourned meeting constitutes less than a quorum as fixed in our bylaws; and

•	pursuant to Section 1756(b)(2) of the BCL, those holders of Class B common stock entitled to vote who attend a meeting of shareholders that was previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum shall constitute a quorum for acting upon any matter set forth in this notice other than the election of directors even though the number of holders of Class B common stock present at such adjourned meeting constitutes less than a quorum as fixed in our bylaws.
     This notice and proxy statement, together with a copy of our annual report to shareholders for the year ended December 31, 2006, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 16, 2007, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy in accordance with Securities and Exchange Commission rules. Holders of Class A common stock will
The ERIE is Above All in Service®. We commit, care and serve. It’s our true blue promise.

not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.
     Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.
By order of our board of directors,
Jan R. Van Gorder,
Acting Secretary and General Counsel
March 16, 2007
Erie, Pennsylvania

ERIE INDEMNITY COMPANY

PROXY STATEMENT

     Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company and our three property and casualty insurance subsidiaries. Our property and casualty insurance subsidiaries are Erie Insurance Company, or “Erie Insurance Co.,” Erie Insurance Company of New York, or “Erie NY,” and Erie Insurance Property & Casualty Company, or “EI P&C.” We sometimes refer to Erie Insurance Exchange as the “Exchange” and to the Exchange, its subsidiary and our three property and casualty insurance subsidiaries as the “Property and Casualty Group.” In addition, we hold investments in both affiliated and unaffiliated entities, including a 21.63% interest in the common stock (“EFL Common Stock”) of Erie Family Life Insurance Company, or “EFL,” a life insurance company. The Exchange owns 78.37% of EFL’s Common Stock.

Page

Introduction	4
Beneficial Ownership of Common Stock	6
Proposal 1 - Election Of Directors	11
Director — Shareholder Communications	19
Compensation Discussion And Analysis	19
Executive Compensation	31
Report of Our Executive Compensation and Development Committee	51
Related Person Transactions	51
Proposal 2 - Approval of an Amendment to Our Articles of Incorporation to Permit Holders of Our Class B Common Stock to Act by Majority Written Consent	53
Proposal 3 - Approval of an Amendment to Our Bylaws to Require the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Our Class B Common Stock to Elect Directors	54
Independent Registered Public Accountants	56
Report of Our Audit Committee	56
Audit Fees	58
Annual Report	59
Shareholder Proposals	59
Other Matters	62

ERIE INDEMNITY COMPANY
100 Erie Insurance Place
Erie, Pennsylvania 16530
PROXY STATEMENT
INTRODUCTION
     This proxy statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 16, 2007, is furnished to such holders to provide information regarding us and our 2007 annual meeting of shareholders. This proxy statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2007 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 17, 2007 at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy in accordance with Securities and Exchange Commission, or “SEC,” rules.
     Shares of Class B common stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Class B common stock. Any proxy representing shares of Class B common stock not specifying to the contrary will be voted:
•	for the election of the candidates for director named below, who were nominated by the nominating and governance committee of our board of directors, or “our nominating committee;”

•	for an amendment to our articles of incorporation to permit holders of Class B common stock to act by majority written consent; and

•	for an amendment to our bylaws to require a majority vote to elect directors.
See “Other Matters” for a discussion of certain discretionary voting authority. A holder of Class B common stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to our secretary, by furnishing a duly executed proxy bearing a later date to our secretary or by attending our annual meeting and advising our secretary that such holder intends to vote in person.
     We will bear the cost of solicitation of proxies in the accompanying form, including expenses in connection with preparing and mailing this proxy statement. Such solicitation will be made by mail and may also be made on our behalf by our officers and regular employees in person, by e-mail or by telephone. None of these persons will receive special compensation for such services. We, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Class A common stock and Class B common stock in their names or in the names of nominees for their reasonable expenses in forwarding our proxy material to beneficial owners.

     Only holders of Class B common stock of record at the close of business on February 16, 2007 are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as is otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or the “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors and the proposals to amend our articles of incorporation and our bylaws. Cumulative voting rights do not exist with respect to the election of directors. The 14 candidates for election as a director who receive the largest number of votes cast by the holders of Class B common stock in person and by proxy at our annual meeting will be elected as directors because our proposed bylaw amendment requiring a majority vote will not yet have become effective. Abstentions and shares of Class B common stock held by brokers and nominees as to which we have not received voting instructions from the beneficial owner of, or other person entitled to vote, such shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered outstanding shares of Class B common stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present. An abstention or a broker non-vote will therefore have the practical effect of voting against approval of the amendment to our articles of incorporation and the amendment to our bylaws because each abstention or broker non-vote will not represent a vote for approval of the amendment to our articles of incorporation or the amendment to our bylaws. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors.
     As of the close of business on February 16, 2007, we had 57,705,993 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2007 annual meeting, and 2,573 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2007 annual meeting.
     There are two H.O. Hirt Trusts, one for the benefit of F. William Hirt and one for the benefit of Susan Hirt Hagen. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 90.94% of the outstanding shares of Class B common stock entitled to vote at our 2007 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the record date for our 2007 annual meeting, the individual trustees of the H.O. Hirt Trusts are F. William Hirt, or “Mr. Hirt,” and Susan Hirt Hagen, or “Mrs. Hagen,” and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.”
     Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the election of the 14 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. In addition, if at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the proposals to amend our articles of incorporation and to amend our bylaws, such proposals will be approved even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such proposals. We have not been advised as of the date of this proxy statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.
     We operate predominantly as a provider of management services to the Exchange. We also operate as a property and casualty insurer through our subsidiaries. Since 1925, we have served as the attorney-in-fact for the policyholders of the Exchange. The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange.
     The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through approximately 1,800 independent agencies comprised of more than 7,900 licensed representatives and pool their underwriting results. Our financial results are not consolidated with those of the Exchange. As a result of the Exchange’s 94.5% participation in the underwriting results of the Property and Casualty Group, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange.
     We charge the Exchange a management fee calculated as a percentage, limited to 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for 73.7%, 71.6% and 72.3%, respectively, of our revenues for the three years ended December 31, 2004, 2005 and 2006. The management fee rate was 23.5% from January 1, 2004 through June 30, 2004, 24% from July 1, 2004 through December 31, 2004, 23.75% during 2005 and 24.75% during 2006. Beginning January 1, 2007, the rate has been set at 25%.
BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth as of February 16, 2007 the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

	Shares of Class B	Percent of
	Common Stock	Outstanding
Name of Individual	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock
5% or Greater Holders:

H.O. Hirt Trusts(3)
Erie, Pennsylvania	2,340	90.94%

David C. Abrams(4)
Boston, Massachusetts	150	5.83%

Abrams Capital, LLC(4)
Boston, Massachusetts	141	5.48%

(1)	Unless otherwise noted, information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class B common stock as to which beneficial ownership is disclaimed.

(3)	There are two H.O. Hirt Trusts, one for the benefit of Mr. Hirt and one for the benefit of Mrs. Hagen. Jonathan Hirt Hagen, the son of Mrs. Hagen, and Elizabeth A. Vorsheck, the daughter of Mr. Hirt, are contingent beneficiaries of the H.O. Hirt Trusts. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B common stock, or 45.47% of the outstanding shares of Class B common stock. The co-Trustees of the H.O. Hirt Trusts as of the date of this proxy statement are Mr. Hirt, Mrs. Hagen and Sentinel. Mr. Hirt and Mrs. Hagen are deemed to be beneficial owners of the Class B shares held by each of their respective trusts. The Co-Trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the co-Trustees then in office acting together are required to take any action with respect to the voting or disposition of shares of Class B common stock. If the 2,340 shares of Class B common stock beneficially owned by the H.O. Hirt Trusts were converted into Class A common stock, the maximum number of shares of Class A common stock that could be deemed beneficially owned by the H.O. Hirt Trusts would be 5,616,000 shares of Class A common stock, or 8.87% of the then outstanding shares of Class A common stock.

(4)	The information regarding Mr. Abrams and Abrams Capital, LLC is derived from a Schedule 13G filed with the SEC on February 13, 2007. Shares reported herein for Mr. Abrams include shares that may be deemed beneficially owned by Abrams Capital, LLC, for which Mr. Abrams is the managing member, and certain other entities that may be deemed controlled by Mr. Abrams. Shares reported herein for Abrams Capital, LLC include shares that may be deemed beneficially owned by certain private investment partnerships of which Abrams Capital, LLC is the general partner.

     The following table sets forth as of February 16, 2007 the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our nominating committee, (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

	Shares of		Shares of
	Class A		Class B
	Common	Percent of	Common	Percent of
	Stock	Outstanding	Stock	Outstanding
Name of Individual	Beneficially	Class A	Beneficially	Class B
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)
Directors and Nominees for Director:

Kaj Ahlmann	3,135	—	—	—
John T. Baily	4,719	—	—	—
J. Ralph Borneman, Jr.	53,187	—	—	—
Patricia Garrison-Corbin	3,887	—	—	—
John R. Graham(4)	4,060	—	—	—
Jonathan Hirt Hagen	224,385	—	1	—
Susan Hirt Hagen(5)	6,661,987	11.54%	12	—
C. Scott Hartz	4,658	—	—	—
F. William Hirt(6)	1,871,271	3.24%	20	—
Claude C. Lilly, III	4,087	—	—	—
Jeffrey A. Ludrof(7)	25,471	—	—	—
Lucian L. Morrison	535	—	—	—
Thomas W. Palmer	535	—	—	—
Elizabeth A. Vorsheck	3,014,440	5.22%	—	—
Robert C. Wilburn	5,187	—	—	—

Executive Officers(8):

Philip A. Garcia(9)	38,553	—	—	—
Thomas B. Morgan	2,688	—	—	—
Jan R. Van Gorder(10)	3,288	—	1	—
Douglas F. Ziegler(11)	15,209	—	—	—

All Directors and Executive Officers as a Group (19 persons)(12)	8,929,636	15.47%	34	1.32%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mr. Graham is not standing for re-election at our annual meeting.

(5)	Mrs. Hagen owns 3,487 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Thomas B. Hagen, Mrs. Hagen’s husband, disclaims beneficial ownership of the shares of Class A and Class B common stock owned by Mrs. Hagen. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and three shares of Class B common stock owned by Thomas B. Hagen and the 10,092,900 shares of Class A common stock and one share of Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power over the shares owned by the partnership.

(6)	Mr. Hirt owns 1,871,271 shares of Class A common stock directly. Mr. Hirt also owns 20 shares of Class B common stock directly. Mr. Hirt disclaims beneficial ownership of the 1,906,734 shares of Class A common stock owned by his wife.

(7)	Includes 24,721 shares of Class A common stock held directly by Mr. Ludrof and 250 shares of Class A common stock held by each of Mr. Ludrof’s three sons.

(8)	Excludes Mr. Ludrof, who is listed under “Directors and Nominees for Director.”

(9)	Includes 8,653 shares of Class A common stock held directly by Mr. Garcia and 29,900 shares of Class A common stock held by his wife.

(10)	Mr. Van Gorder retired as an executive officer effective December 31, 2006.

(11)	Includes 9,059 shares of Class A common stock held by Mr. Ziegler and 6,150 shares of Class A common stock held by his wife.

(12)	Includes Michael J. Krahe, Executive Vice President.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own 10% or more of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and 10% or greater shareholders, and our review of the statements of changes of ownership filed with us by our officers and directors and 10% or greater shareholders during 2006, we believe that all such filings required during 2006 were made on a timely basis, except that Louis F. Colaizzo untimely filed a Form 3 on July 11, 2006 after he became a Regional Vice President on June 15, 2006; Cheryl A. Ferrie untimely filed a Form 3 on March 16, 2006 after she became a Senior Vice President on March 2, 2006; Michael J. Krahe, Executive Vice President, untimely filed a Form 4 on September 21, 2006 to report the sales of 700 shares of Class A common stock on September 13, 2006; Timothy G. NeCastro, Senior Vice President, untimely filed a Form 5 on January 11, 2007 to report the sale of 1,400 shares of Class A common stock sold on November 10, 2006; Lucian L. Morrison untimely filed a Form 3 on May 1, 2006 after he was elected as a director on April 18, 2006 and Thomas W. Palmer untimely filed a Form 3 on May 16, 2006 after he was elected as a director on April 18, 2006.

PROPOSAL 1 — ELECTION OF DIRECTORS
Introduction
     The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL, the Pennsylvania Associations Code and our bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.
Background of our Nominating Committee
     Section 1405(c)(4) of the Holding Companies Act, which applies to us, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. Such committee or committees must have responsibility for, among other things, nominating candidates for election as directors by the shareholders.
     Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors who are not officers or employees of us or of any entity controlling, controlled by or under common control with us and who are not beneficial owners of a controlling interest in our voting securities and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected.
     In accordance with this bylaw provision, on April 18, 2006, our board of directors designated a nominating committee consisting of Patricia Garrison-Corbin, chair, Kaj Ahlmann, John R. Graham, Jonathan H. Hagen and Thomas W. Palmer. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us or a beneficial owner of a controlling interest in our voting stock or any such entity. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”
Nominating Procedures
     Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our nominating committee or (ii) by any holder of our Class B common stock.
     With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.
     In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:
•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in compliance with our bylaws; the procedures that a holder of Class A common stock or Class B common stock must follow to recommend a candidate to our nominating committee are described in greater detail in under “Shareholder Proposals” beginning on page 58.

•	Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•	Our nominating committee evaluates the performance and qualifications of individual members of our board of directors eligible for re-election by the holders of Class B common stock at our annual meeting of shareholders.

•	Our nominating committee considers the suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee determines a slate of director nominees.
Actions Taken for Nominations
     Our nominating committee met on February 20, 21 and 22, 2007 for the purpose of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting. Prior to that meeting, John R. Graham notified the chair of our nominating committee of his intention to retire from our board of directors and to not seek re-election as a director at our annual meeting.
     Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors.

     Our nominating committee recommended at its February 22, 2007 meeting that the size of our board of directors be set at 14 persons and that all directors as of such date, with the exception of retiring director John R. Graham, be nominated for re-election. Our nominating committee also recommended that Elizabeth A. Vorsheck, who is the daughter of Mr. Hirt, be added as a nominee for election as a director. Ms. Vorsheck was recommended as a director candidate to our nominating committee by Mr. Hirt.
     On February 22, 2007, our board of directors accepted the report of our nominating committee, set the number of directors to be elected at our annual meeting at 14 and approved the nomination of Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Patricia Garrison-Corbin, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Lucian L. Morrison, Thomas W. Palmer, Elizabeth A. Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting. On February 26, 2007, we issued a press release for the purpose of announcing publicly our nominating committee’s slate of director nominees in accordance with Section 2.07(a)(3) of our bylaws.
Candidates for Election
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. With the exception of Elizabeth A. Vorsheck, all of the nominees are currently directors. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.
     The names of the candidates for director nominated pursuant to the procedures discussed above, together with certain information regarding them, are as follows:

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/07	Positions with Erie Insurance Group	Since
Kaj Ahlmann (1)(3)(4)(7)(8C)	56	Advisory Board Member, Sapiens International, 2004 to present; Chairman, Danish Re Group, a property and casualty reinsurer, 2002 to 2004; Chairman and Chief Executive Officer, Inreon, internet reinsurance venture, 2001 to 2003; Chairman of the Board, Hampton Re, a life reassurance company, 2001 to 2003; Vice Chairman, E.W. Blanch Holdings, Inc., 1999 to 2001.	2003

John T. Baily (1)(2C)(6)(8)	63	Retired since December 31, 2002; President, Swiss Re Capital Partners, 1999 to 2002; Partner, PricewaterhouseCoopers LLP, 1976 to 1999; Director, Endurance Specialty Holdings, Ltd., NYMAGIC, Inc. and RLI Corp.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/07	Positions with Erie Insurance Group	Since
J. Ralph Borneman, Jr. CIC (5)(7)(8)	68	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967; Director, National Penn Bancshares.	1992

Patricia Garrison-Corbin (1)(4C)(6)	59	President, P.G. Corbin & Company, Inc., financial advisory services and municipal finance, 1986 to present; President and Chief Executive Officer, P.G. Corbin Asset Management, Inc., fixed income investment management, 1987 to present; Chairman, Delancey Capital Group, LP, equity investment management, 1996 to present; Chairman, P.G. Corbin Group, Inc., investment and financial advisory services, 1996 to present; Director, FairPoint Communications, Inc.	2000

Jonathan Hirt Hagen (3)(4)(8)	44	Vice Chairman, Custom Group Industries, machining, manufacturing and fabrication companies, 1999 to present; private investor, 1990 to present.	2005

Susan Hirt Hagen (1)(5C)	71	Co-Trustee of the H.O. Hirt Trusts since 1967; private investor, 1989 to present.	1980

C. Scott Hartz (1)(2)(6)(7C)	61	Senior Managing Director, SCIUS Capital Group, LLC, 2002 to present; Chief Executive Officer, Hartz Group, IT and technology consulting, 2002 to present; Chief Executive Officer, PwC Consulting, 1995 to 2002; Director, Alien Technologies, Inc.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/07	Positions with Erie Insurance Group	Since
F. William Hirt, CPCU (1C)(5)	81	Chairman of our board of directors, EFL, Erie Insurance Co., EI P&C and Flagship City Insurance Company since September 1993; Chairman of the board of directors of Erie NY since April 1994; Chairman of our executive committee and EFL since November 1990; Interim President and Chief Executive Officer of the Company, EFL, Erie Insurance Co., EI P&C, Flagship City Insurance Company and Erie NY from January 1, 1996 to February 12, 1996; Chairman of our board of directors, Chief Executive Officer and Chairman of our executive committee, EFL and Erie Insurance Co. for more than five years prior thereto; Co-Trustee of the H.O. Hirt Trusts.	1965

Claude C. Lilly, III, Ph.D., CPCU, CLU (2)(6)(8)	60	Dean, Belk College of Business Administration, University of North Carolina Charlotte, July 1998 to present; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, August 1997 to present; Director, FairPoint Communications, Inc. and TIAA Trust Bank.	2000

Jeffrey A. Ludrof (1)(5)(7)(8)	47	President and Chief Executive Officer of the Company, EFL, Erie Insurance Co., Erie NY, EI P&C and Flagship City Insurance Company since 2002; Executive Vice President — Insurance Operations of the Company, Erie Insurance Co., Erie NY, EI P&C and Flagship City Insurance Company from 1999 to 2002; Senior Vice President of the Company, Erie Insurance Co., Erie NY, EI P&C and Flagship City Insurance Company from 1994 to 1999; an officer in various capacities from 1989 to 1994.	2002

Lucian L. Morrison (2)(3)	70	Independent trustee and consultant in trust, estate, probate and qualified plan matters, 1992 to present.	2006

Thomas W. Palmer (4)(8)	59	A member of the law firm of Marshall & Melhorn, LLC, 1982 to present.	2006

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/07	Positions with Erie Insurance Group	Since
Elizabeth A. Vorsheck	51	Administrator of family limited partnerships that invest in and manage real estate, mortgage and stock assets and a principal of a family charitable foundation for more than five years.	—

Robert C. Wilburn (1)(2)(3C)	63	President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation since 2000; Distinguished Service Professor, Carnegie Mellon University 1999 to 2000; Lead Director, Harsco, Inc.	1999

(1)	Member of our executive committee.

(2)	Member of our audit committee.

(3)	Member of our executive compensation and development committee, or our “compensation committee.”

(4)	Member of our nominating committee.

(5)	Member of our charitable giving committee.

(6)	Member of our investment committee.

(7)	Member of our technology committee.

(8)	Member of our strategy committee.

C	Designates committee chairperson.
     Our board of directors has determined that each of the following directors is an “independent director” as defined under the rules promulgated by NASDAQ:
Kaj Ahlmann
John T. Baily
Patricia A. Garrison-Corbin
John R. Graham
Jonathan Hirt Hagen
Susan Hirt Hagen
C. Scott Hartz
F. William Hirt
Claude C. Lilly, III
Lucian L. Morrison
Thomas W. Palmer
Robert C. Wilburn
     Mr. Graham is not standing for re-election. In making its “independent director” determination with respect to Mr. Lilly, our board of directors determined that his step-son’s position as senior vice president of a reinsurance intermediary, which we use to assist in the placement of reinsurance coverages for the Property and Casualty Group, does not impair Mr. Lilly’s independence. Mr. Lilly’s step-son does not participate in the placement of our reinsurance coverages. Our board of directors has also determined that Elizabeth A. Vorsheck, a nominee for director, would also be an “independent director” as defined under the rules promulgated by NASDAQ.
Our Board of Directors and its Committees
     Our board of directors met 14 times in 2006. The standing committees of our board of directors are our executive committee, our audit committee, our compensation committee, our nominating committee, our charitable giving committee, our investment committee, our technology committee and our strategy committee.
     Our executive committee, which did not meet during 2006, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.
     Our audit committee met eight times in 2006. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.
     Our compensation committee met five times in 2006. Consistent with Section 1405(c)(4) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, variable compensation, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our chief executive officer and our executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards and such other responsibilities as our board of directors may designate. See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”
     Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.
     Our nominating committee met 11 times in 2006. Consistent with Section 1405(c)(4) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for:
•	identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors;

•	identification of board of directors members qualified to fill vacancies on any committee of our board of directors; and

•	evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance.
     Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.
     Our charitable giving committee, which met five times in 2006, has responsibility for recommending to our board of directors and our chief executive officer charitable gifts by us within a budgetary limit established by our board of directors. The members of our charitable giving committee voluntarily do not accept meeting fees for their services on this committee.
     Our investment committee, which met six times in 2006, has responsibility for assisting our board of directors in its general oversight of our investments.
     Our technology committee, which met five times in 2006, provides strategic oversight of our development and use of technology and the related electronic information security issues.
     Our strategy committee, which met six times in 2006, has responsibility for oversight of our strategic plan including the establishment of goals and periodic evaluation of the plan within the financial and operating objectives approved by our board of directors.
     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of our board of directors, subject to the provisions of certain employment agreements discussed under “Executive Compensation — Agreements with Executive Officers.” There are no family relationships between any of our directors or executive officers, except that:
•	Mr. Hirt, chairman of our board of directors, chairman of our executive committee and a director, and Mrs. Hagen, a director, are brother and sister;

•	Jonathan Hirt Hagen, a director, is the son of Mrs. Hagen and the nephew of Mr. Hirt; and

•	Elizabeth A. Vorsheck, a nominee for election as a director, is the daughter of Mr. Hirt, the niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.
     During 2006, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.
     In February 2007, our board of directors adopted corporate governance guidelines recommended by our nominating committee, a copy of which may be viewed on our website at: http://www.erieinsurance.com.
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE 14 CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE, AND THE ENCLOSED PROXY

CARD WILL BE SO VOTED UNLESS A HOLDER OF CLASS B COMMON STOCK SPECIFIES OTHERWISE.
DIRECTOR — SHAREHOLDER COMMUNICATIONS
     Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.
     Recognizing that director attendance at our annual meeting can provide our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2006, all of our directors attended our annual meeting with the exception of Thomas W. Palmer.
COMPENSATION DISCUSSION AND ANALYSIS
     During 2006, the SEC adopted new rules regarding the disclosure of executive and director compensation. As a result, we have added the Compensation Discussion and Analysis and expanded the disclosures we make under “Executive Compensation.”
Overview
     Our executive compensation program is developed and monitored by our compensation committee.
     Our compensation committee determines all compensation for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, who we refer to in this proxy statement as our “named executive officers” or “NEO’s.” In fulfilling this role, our compensation committee is responsible for setting our compensation principles that guide design of compensation programs for each NEO. Our compensation committee reviews the performance results of each NEO and establishes individual compensation levels. Our compensation committee regularly meets without officers or employees present to discuss executive compensation matters. Our compensation committee meets annually without the chief executive officer present and evaluates his performance compared with previously established financial and non-financial goals. Our compensation committee discusses its performance evaluation with the independent, non-employee members of our board of directors in executive session, and then makes any appropriate compensation adjustments. Our chief executive officer annually evaluates the performance of our executive officers named in the Summary Compensation Table other than himself and recommends annual merit increases in their base salaries to our compensation committee.
     In setting the 2006 compensation levels, our compensation committee used our internally-developed compensation benchmark and survey data. In late 2005, our human resources personnel conducted a comprehensive review and analysis of market data for base salaries and incentives and compared them to our salary structures and current rates of pay.
     The scope of our review included analyses of the competitiveness of each executive’s base salary and of such executive’s short- and long-term bonus eligibility. Towers Perrin conducted an in-depth review of the competitiveness of our short- and long-term incentive pay targets in 2004; we used the same market data for review and analysis for our 2005 internal review.
     In preparing the 2005 benchmark and survey data for our compensation committee’s consideration we followed, as closely as possible, the methodology Towers Perrin used for the 2004 executive compensation assessment as outlined below:
•	Competitive compensation levels for our executives were developed by matching each position to survey benchmark positions found in the competitive market;

•	Benchmarks were based on a thorough review of each executive’s job description;

•	Compensation data was obtained from various published sources, including William M. Mercer and Watson Wyatt insurance industry surveys;

•	A proxy analysis was performed for a peer group of ten property/casualty insurance companies, we consider similar in terms of lines of business, net premiums written and asset size. The peer group used in 2005 to set the 2006 base pay remained the same as that used by Towers Perrin in the 2004 analysis it prepared for us. This peer group consisted of the following insurers: The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Mercury General Corporation, Ohio Casualty Corporation, The Progressive Corporation, SAFECO Corporation, Unitrin Group, Ltd., White Mountains Insurance Group, Ltd. and W.R. Berkley Corporation;

•	Incumbent compensation levels were analyzed and compared with market median compensation levels, which represent a competitive level of pay that would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope. Market rates are based on external references, not internal equity considerations.
     A more complete description of our compensation committee’s responsibilities and functions is provided in our compensation committee’s charter which may be found on our website at: http://www.erieinsurance.com.
Overall Program Objectives
     The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. To achieve this objective, we attempt to ensure that our executive compensation programs support our business strategy by clearly communicating our expectations of our executives through goals that reward achievement. We also believe our program creates strong performance alignment when our goals are accomplished with our primary stakeholders: our shareholders and the policyholders of the Exchange. We designed compensation to align actual compensation with performance, delivering more compensation to executives when we achieve higher performance and thereby delivering increased value to our shareholders and policyholders of the Exchange, with an inverse relationship occurring when we achieve lower financial performance results. The members of our compensation committee deliberate and consult with their independent compensation advisor to ensure thresholds, targets, weightings and maximum performance goals are sufficiently robust to warrant an incentive payout or a superior award.
     We seek to achieve these objectives by providing several primary executive compensation elements:
•	A base salary that represents cash compensation based on internal equity and external industry-based competitiveness;

•	A performance-based annual bonus that provides each executive an opportunity to earn cash awards based upon the achievement of predetermined goals or other performance objectives during the course of our fiscal year;

•	A longer-term incentive program that provides an opportunity for each executive to earn a stock award based upon the achievement of performance objectives over time that create long-term value for our shareholders; and

•	A supplemental employee retirement program and non-qualified deferred compensation plan in addition to benefit programs provided to all employees, including health care benefits, dental, life, vision and defined contribution and defined benefit retirement programs.
Benchmarking Practices
     We strive to provide a compensation opportunity for each executive that is competitive with similar companies in the insurance industry. In doing so, our compensation committee considers competitive market compensation data, including the compensation practices of our peer group, as well as broader industry compensation survey data. The compensation surveys utilized vary depending on the scope of each executive’s position, but generally focus on the insurance industry, covering companies approximately of our size and scale. We used an average of the compensation levels of each of the companies within our peer group in setting each NEO’s compensation level. Companies within the peer group may change over time if circumstances warrant. Our compensation committee regularly works with its independent advisors to evaluate and interpret peer group compensation practices.
     Our compensation committee and its independent advisors review the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. In addition to determining appropriate compensation levels, our compensation committee also focuses on ensuring that the design of our compensation programs reinforces a strong relationship between performance and compensation.

     Our compensation committee annually reviews the compensation of our NEO’s to ensure internal equity and external competitiveness.
Executive Compensation Elements
Total Compensation
     Each element of compensation is set independently for each NEO against our peer group described above. As a result, the allocation of each compensation component varies by NEO.
Base Salary
     Purpose: The purpose of base salary is to reflect each executive’s job responsibilities, individual performance and competitive compensation levels.
     Considerations: Our compensation committee reviews and determines, on an annual basis, the base salaries of each of our executive officers. The guiding philosophy behind our executive compensation program is to establish each NEO’s base salary range at the 50th percentile of the competitive market using our peer group. In each case, our compensation committee takes into account the base salary range for each executive based on job duties and authority. Individual base salary levels are based upon such executive’s years of experience and individual performance. This amount is not at risk and may be adjusted annually based on merit and external market conditions.
     2006 Discussion and Analysis: All of our NEO base salaries were within the salary range set against our peer group in 2006.
Annual Incentive Bonus
     Purpose: The purpose of our Annual Incentive Plan, or “AIP,” is to align executive performance with our annual strategic goals while enhancing our shareholder value and promoting the health of the Exchange. We accomplish this objective by providing incentives in the form of an annual cash bonus to executives upon the attainment of certain performance goals.
     Considerations: At the beginning of each year, our compensation committee establishes a target AIP award expressed as a percentage of annual base salary. These target AIP awards are established annually through a discussion and determination of our compensation committee and our board of directors on key measures that drive strong organizational performance. In addition, survey data from insurance companies was used as an additional source to benchmark commonly-used industry success measures. The measures used in 2006 — direct written premium growth and adjusted operating ratio — are considered to be industry standard benchmark measures of an insurer’s performance. We define adjusted operating ratio as the total profitability of the Property and Casualty Group, us and EFL. This ratio measures profitability by calculating operating and investment results in relation to premiums earned. We established one additional performance measure (asset class returns) for Mr. Ziegler based upon his functional responsibilities as our chief investment officer. We established one additional performance measure (property/casualty adjusted combined ratio) for Mr. Morgan based upon his functional responsibilities as our executive vice president of insurance operations.
     Our board of directors and management consider our current performance, including our strengths and performance gaps, to determine what areas need to be incented to help us achieve our strategic objectives for the year. The combination of benchmark insurance measures and our performance are the basis from which measures and targets are determined. With the appropriate measures selected, we apply an internal modeling analysis to each measure resulting in a statistical probability confidence range of attaining a target point for each measure.
     From this analysis, our compensation committee benchmarks target goals for each measure. Our compensation committee then sets a maximum and minimum target range for each measure. The maximum and minimum target ranges are intended to incent participants’ performance towards achieving a maximum performance payout.
     We have based all of the bonus determinations for Mr. Ludrof, Mr. Van Gorder and Mr. Garcia upon performance against our performance measures. In addition to our compensation committee establishing targets, we may also establish additional functional performance measures for each NEO. These functional performance measures allow our compensation committee to reward specific responsibilities of the NEO. We develop these additional individual functional performance measures for each NEO using a multi-year trend incorporating peer group survey data. For Mr. Morgan, we base 75% of his bonus determination on performance against our measures and the remaining 25% on functional measures. For Mr. Ziegler, we base 30% of his bonus determination on performance against our measures and the remaining 70% on functional measures.
     Upon the completion of the fiscal year, our compensation committee determines and certifies in writing the extent to which company and individual incentive targets were satisfied. The AIP payouts have a cap of 200% of incentive target. In addition, the maximum annual AIP award payable in cash to any one executive under the AIP is $3.0 million. Our compensation committee has no discretion to increase any company or individual incentive target, nor any company nor individual incentive award that would otherwise be due upon attainment of company or individual incentive targets, or otherwise modify any company or individual incentive targets associated with a performance period. We typically pay AIP awards in early March after the prior year’s audited financial results are available and our compensation committee certifies earned amounts. See also note 9, “Incentive Plans and Deferred Compensation” in our notes to consolidated financial statements contained in our 2006 annual report.
     2006 Discussion and Analysis: The two company performance measures established for the 2006 payout were based upon our adjusted operating ratio and direct written premium growth targets. We selected direct written premium growth as one of the measures for 2006 in order to incent management to grow premiums written during a period of softening market conditions in the insurance industry. This target incents top line growth for the Exchange and thereby grows our management fee revenues. We selected the operating ratio for 2006 to help balance our written premium growth targets with the underwriting profitability of our property/casualty insurance operations.
     We weighted the operating ratio for Mr. Ludrof, Mr. Van Gorder and Mr. Garcia at 50% of target AIP while direct written premium growth received 50% of the weighting. We set Mr. Morgan’s weighting as follows: operating ratio — 25%; direct written premium growth — 50% and property/casualty adjusted combined ratio — 25%. Mr. Ziegler’s weighting was set as follows: operating ratio — 15%; direct written premium growth — 15% and asset class return — 70%. The excellent underwriting profitability of the Property and Casualty Group led to a very strong operating ratio, driving the AIP award disclosed in the Summary Compensation Table. However, due to the increased competition and price decreases implemented in the past two years, direct written premiums of the Property and Casualty Group declined, thus this measure did not contribute to the overall AIP awards in 2006. During this time, the Property and Casualty Group also had asset class returns that met the targets set, which contributed to Mr. Ziegler’s AIP award as reflected in the Summary Compensation Table.
Long-term Incentive Bonus
     Purpose: The purpose of our Long-term Incentive Plan, or “LTIP,” is to enhance our growth and profitability and that of the Exchange and its affiliates by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this objective by providing incentives over a multi-year period in the form of restricted stock unit grants of our Class A common stock to executives upon the attainment of certain performance goals. We use stock in this plan to further align the interests of our executives with those of our shareholders.
     Considerations: We had two LTIP plans in effect at December 31, 2006: a LTIP plan we adopted in 1997 (the “Pre-2004 LTIP”) and a LTIP plan we adopted in 2004 (the “Post-2004 LTIP”). The Pre-2004 LTIP awards were determined based upon the achievement of predetermined financial performance goals compared to the actual growth in our retained earnings. This initial plan did not benchmark us against a peer group. In 2004, after review by our compensation committee, we adopted the Post-2004 LTIP. The Post-2004 LTIP allowed us to better align our long-term goals with the executive reward. The Post-2004 LTIP award is based on the achievement of objective measures of performance over a three-year period compared to a peer group of property and casualty insurance companies that write predominantly personal lines insurance. The peer group we use for the Post-2004 LTIP has remained the same since inception and consists of: Allstate Insurance Group, Farmers Insurance Group, Government Employees Group (GEICO), Nationwide Insurance Group, Progressive Group of Insurance Companies, State Farm Insurance Group and USAA Group. We calculate and pay actual awards earned after performance level certification by our compensation committee following the performance period. See also note 9 “Incentive Plans and Deferred Compensation” in our notes to consolidated financial statements contained in our 2006 annual report.
     2006 Discussion and Analysis: Target LTIP awards were established for each NEO at the beginning of 2006 similar to the methodology used in setting the AIP awards for each NEO as described above. The performance measures selected reflect the strategic business objectives of the

Property and Casualty Group. The 2006 and 2005 awards were based on the adjusted combined ratio, growth in direct written premiums and total return on invested assets of the Property and Casualty Group compared to the same performance measures of our peer group. Given the nature of our business, underwriting profitability is important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange. In 2006, our compensation committee awarded long-term compensation for each NEO resulting in awards of restricted stock units identified in the Summary Compensation Table, Supplemental Stock Awards Table, Grants of Plan Based Awards Table, Outstanding Equity Awards Table and the Option Exercises and Stock Vested Table herein.
Additional Benefits
     We believe retirement benefits are an important part of a competitive reward opportunity, which enables us to attract and retain top tier managerial talent. As such, we maintain both a tax-qualified defined benefit pension and a supplemental retirement plan for certain members of the Erie Insurance Group Retirement Plan for Employees, or the “SERP.” The tax-qualified defined benefit pension plan is available to all of our salaried employees. The Internal Revenue Code of 1986, as amended, or the “Code”, limits the maximum annual pension award that we can pay to each eligible employee. Thus, we developed the SERP to provide benefits to each NEO in excess of earnings limitations imposed by the Code. As illustrated in the Pension Benefits Table, an older NEO can produce a significantly higher present value compared to a younger, higher paid NEO. This result occurs primarily because the nearer a NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits.
     Our defined benefit pension plan and SERP amounts reflected in the Change in Pension Value within the Summary Compensation Table result from the use of various actuarial assumptions. One of the assumptions that can have a significant impact on the pension values is the discount rate selected. Upon completing our annual bond matching study with our independent consulting actuarial firm, Watson Wyatt, we supported the selection of a 6.25% discount rate for the 2007 pension and SERP expense for financial statement purposes and we used this same discount rate in determining the present value of benefits under these plans for each NEO.
     Mr. Van Gorder’s All Other Compensation for 2006 in the Summary Compensation Table includes life insurance premiums we paid upon his retirement on December 31, 2006. Of the $98,000 total premiums, $73,000 reflects additional payments we made to obtain paid-up status upon retirement. As a result, we paid Mr. Van Gorder $50,290 as a gross-up to the additional life insurance premiums to reimburse personal income taxes on this amount.
     Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., the pension plan, 401(k) plan, health insurance and other employee benefits). Their participation in these benefit plans is on the same terms as all of our other employees.

Director Compensation
2006 Discussion and Analysis
     Director performance is a key influence factor in organizational performance. Just as alignment of our strategic objectives for management compensation is critical, so too is director compensation. To this end, director compensation is assessed periodically to monitor and adjust it, as appropriate, in order to ensure alignment with our strategic objectives.
     The analysis and review of directors’ compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, our compensation committee reviews compensation surveys of the financial services industry. Our compensation committee also engages, from time to time, consultants who provide supplemental data considered in establishing the directors’ compensation. Once our compensation committee has reviewed the data, it formulates a recommendation for review by our board of directors. In December 2006, we adjusted our directors’ compensation effective March 1, 2007. The adjustments included increasing the cash retainer from $25,000 to $30,000 in addition to increasing the stock-based pay from $35,000 to $40,000. We based the adjustments on the compensation philosophy explained above.
     We make adjustments to maintain each director’s compensation at market median or about the 50th percentile of our peer group. Added responsibilities, or additional duties, such as committee chairperson or presiding director may cause variations in each director’s total compensation earned.
     In 2006, our compensation committee engaged Watson Wyatt to evaluate the components of our director compensation that are described above and were implemented in March 2007. These components included: retainer fees, committee fees, stock grants, committee chair fees and presiding director fees. To assess these components, we used survey data and our compensation committee determined that, except for the retainer fee and stock-based pay increases noted above, the remaining elements of our directors’ compensation were effective and would remain consistent with the 2006 levels.
Director Education Program
     In 2005, we implemented a director education program in which all of our directors are entitled to participate. The program provides each director with access to various resources to assist him or her in enhancing the skills and strategies resulting in effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences and provide subscriptions to relevant business news journals, magazines and on-line resources. The cost of this program is included in the “All Other Compensation” column of the Director’s Compensation Table.
Termination and Change in Control Agreements with Executives
     Our compensation committee periodically reviews the use and material terms of employment agreements with our key executives. In 2005, in conjunction with our compensation committee’s independent advisor, we revised the employment agreements of all of our NEO’s. We believe these agreements are valuable to our stakeholders as they provide benefits to executives if they are terminated, except termination for cause, and contain non-competition and non-solicitation provisions. The term of Mr. Ludrof’s employment agreement will expire on December 11, 2009. The term of our employment agreements for Mr. Garcia, Mr. Morgan and Mr. Ziegler will expire on December 11, 2008.
     Mr. Van Gorder retired as an executive officer effective December 31, 2006 under the “voluntary without cause” provisions of his employment agreement with us. These provisions resulted in $1,003,429 of additional present value (using FAS 87 assumptions) attributable to Mr. Van Gorder’s receipt of unreduced SERP benefits at his current age rather than normal retirement age. Also, in accordance with the terms of our employment agreement with Mr. Van Gorder, Mr. Van Gorder received a tax gross-up totaling $1,353,596 from his receipt of SERP benefits. Mr. Van Gorder will receive monthly benefits under our tax-qualified retirement plan, 401(k) and deferred compensation plan account balances, shares of Class A common stock under the Pre-2004 LTIP and the Post-2004 LTIP and an AIP award for 2006 that is payable in 2007.
     The remaining four NEO salary and benefits expected under various termination scenarios are disclosed below. If any of the four NEO’s terminated his employment due to disability, no additional compensation or benefits would be awarded as incremental to amounts already disclosed in the Summary Compensation Table. We developed the compensation and benefit amounts disclosed in the table below considering a termination date of December 31, 2006 and represent only payments estimated in addition to the other compensation disclosed in this proxy statement.

	Involuntary		Voluntary	Involuntary	Voluntary
	Without		Without	With	With
Jeffrey A. Ludrof	Cause ($)		Good Reason ($)	Cause ($)	Good Reason ($)		Death ($)
Cash	4,272,504	(1)	0	0	4,272,504	(1)	754,136	(5)
SERP/Pension	1,729,493	(2)	1,729,493 (2)	654,677 (4)	1,729,493	(2)	1,349,907	(6)
SERP Tax Gross-Up	1,754,217	(3)	1,754,217 (3)	0	1,754,217	(3)	1,529,837	(7)
LTIP	2,327,158	(8)	0	0	2,327,158	(8)	0

	Involuntary		Voluntary	Involuntary	Voluntary
	Without		Without	With	With
Philip A. Garcia	Cause ($)		Good Reason ($)	Cause ($)	Good Reason ($)		Death ($)
Cash	1,710,772	(1)	0	0	1,710,772	(1)	375,569	(5)
SERP/Pension	1,026,401	(2)	1,026,401 (2)	413,341 (4)	1,026,401	(2)	432,008	(6)
SERP Tax Gross-Up	973,239	(3)	973,239 (3)	0	973,239	(3)	621,883	(7)
LTIP	785,729	(8)	0	0	785,729	(8)	0

	Involuntary		Voluntary	Involuntary	Voluntary
	Without		Without	With	With
Thomas B. Morgan	Cause ($)		Good Reason ($)	Cause ($)	Good Reason ($)		Death ($)
Cash	1,572,318	(1)	0	0	1,572,318	(1)	353,440	(5)
SERP/Pension	252,170	(2)	252,170 (2)	95,742 (4)	252,170	(2)	267,493	(6)
SERP Tax Gross-Up	230,807	(3)	230,807 (3)	0	230,807	(3)	239,864	(7)
LTIP	616,674	(8)	0	0	616,674	(8)	0

	Involuntary		Voluntary	Involuntary	Voluntary
	Without		Without	With	With
Douglas F. Ziegler	Cause ($)		Good Reason ($)	Cause ($)	Good Reason ($)		Death ($)
Cash	1,275,605	(1)	0	0	1,275,605	(1)	309,692	(5)
SERP/Pension	617,948	(2)	617,948 (2)	330,581 (4)	617,948	(2)	23,934	(6)
SERP Tax Gross-Up	642,241	(3)	642,241 (3)	0	642,241	(3)	291,110	(7)
LTIP	0	(8)	0	0	0	(8)	0

(1)	Cash payment is based on the sum of:

•	the highest annual base salary paid or payable to the NEO in 2006 or any one of the three calendar years preceding the NEO’s termination of employment; and

•	an amount equal to the sum of the higher of the NEO’s target award amount, or actual bonus amount paid, under our AIP for the three calendar years preceding the date of the NEO’s termination divided by 3.0.

Each NEO’s 2006 salary from the Summary Compensation Table and his 2003, 2004 and 2005 AIP bonus amounts were used for this table. For Mr. Ludrof, the sum is multiplied by 3.0 to determine the amount of the cash payment. For Mr. Garcia and Mr. Morgan, the sum is multiplied by 2.75 to determine the amount of the cash payment. For Mr. Ziegler, the sum is multiplied by 2.5 to determine the amount of the cash payment.

(2)	Amounts disclosed above for the SERP represent the additional present value attributable to receiving unreduced benefits beginning at age 55 (or current age if the NEO is older than age 55) instead of at the plan’s normal retirement age of 65.

(3)	Under the terms of the employment agreement, for an NEO who is at least age 55, an annuity is purchased or a lump sum is paid for the NEO’s SERP benefit within 30 days of his termination and the purchase price is grossed-up for this taxable event. For an NEO who is not yet age 55, a deferred to age 55 annuity will be purchased or a lump sum will be paid upon his attainment of age 55 and the purchase price is grossed-up for this taxable event. For this table, the NEO’s tax rates as of December 31, 2006 were used. The amount grossed-up was the sum of the SERP present value shown in the Pension Benefits Table and the additional SERP present value shown in the table above.

(4)	The early retirement benefit defined in the tax-qualified retirement plan and the SERP are considered to be “subsidized” benefits because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(5)	The cash payment in the event of death is equal to the NEO’s current annual base salary paid to the NEO’s beneficiary in 12 monthly installments.

(6)	Upon the death of an NEO, an unreduced survivor benefit under the SERP begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2006.

(7)	The amount grossed-up was the sum of the SERP present value shown in the Pension Benefits Table and the additional SERP present value shown in the table above.

(8)	The employment agreements provide that for purposes of the Pre-2004 LTIP and the Post-2004 LTIP, the NEO should be treated as if he ceased to be our employee by reason of death, disability, normal or early retirement as may be applicable. Without this provision, NEO’s who terminate employment without actually being eligible under one of these provisions would forfeit his restricted shares and target shares. The amounts shown are the sum of the amounts shown in the Outstanding Equity Awards at December 31, 2006 Table for the 2002-2004 and 2003-2005 performance periods under the Pre-2004 LTIP and the amounts shown in the Supplemental Stock Awards Table for the 2004-2006, 2005-2007 and 2006-2008 performance periods under the Post-2004 LTIP. We do not show an amount for Mr. Ziegler because he is already eligible for early retirement under the terms of both LTIPs.
     In addition to the items disclosed in the table above, in the case of “involuntary without cause” and “voluntary with good reason” terminations, the employment agreements provide continuing coverage for all purposes for a period of three years after the date of termination for the executive and his eligible dependents under all of our benefit plans in effect as of the date of termination. The employment agreements also stipulate that for a period of three years after the date of the executive termination, we will provide such perquisites as were made available to the executive as of the date of termination.
     The employment agreements also provide for certain additional payments by us. In the event that any payment or distribution by us to or for the benefit of the executive, whether paid or payable pursuant to the terms of the employment agreement or otherwise, is determined to be subject to the excise tax imposed by Section 4999 of the Code as an excess parachute payment, as that term is used and defined in Sections 4999 and 280G of the Code, the executive is entitled to receive an additional payment (a “gross-up payment”) in an amount equal to the then current rate of tax under Section 4999 multiplied by the total of the amounts so paid or payable, including the gross-up payment, which are deemed to be a part of an excess parachute payment.
Stock Ownership Guidelines
     In December 2005, our board of directors approved an executive stock ownership program that provides guidelines for ownership of our Class A common stock for each executive. The program is designed to further align the interests of executive management with those of our shareholders and drive long-term performance and profitability. Executive officers are required to reach prescribed stock ownership levels within three years from the program’s commencement date of January 1, 2006.
     This program utilizes a fixed base-salary component and a fixed share price component. The average share price was fixed at December 31, 2005. These two component values and required level of stock ownership do not change during the three-year period. The ownership guidelines require the chief executive officer to maintain ownership of Class A common stock in an amount equivalent in value to 3.0 times his base salary. All other executive officers are required to maintain ownership of Class A common stock in an amount equal to 1.5 times their respective base salaries. The base salary of each covered executive in effect at January 1, 2006 is used in determining satisfaction of this guideline. Shares owned outright and deferred and performance-based deferred shares (earned but not yet paid) count toward the ownership guideline. Restricted stock and shares held in tax-qualified retirement plans count toward satisfying the guidelines, as well as stock beneficially owned through a spouse or dependent children.
     The table below sets forth the ownership guidelines for each NEO, except Jan R. Van Gorder who retired as an executive officer effective December 31, 2006, and the number of shares owned as of February 16, 2007.

Named Executive Officer	Target Number of Shares	Actual Shares Owned(1)
Jeffrey A. Ludrof	40,651	25,471
Philip A. Garcia	10,122	38,553
Thomas B. Morgan	9,240	2,688
Douglas F. Ziegler(2)	n/a	n/a

(1)	This amount includes stock beneficially owned by the executive’s spouse or dependent children, as specified in our executive stock ownership program guidelines.

(2)	Mr. Ziegler is not required to participate in our executive stock ownership program.
     Our compensation committee reviews and monitors each covered executive’s progress toward, and continued compliance with, the approved guidelines once each year. Our compensation committee will review market best practices regarding executive stock ownership guidelines at least every three years.
Tax Implications of Executive Compensation
     Section 162(m) of the Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Our AIP and LTIP awards are performance-based and therefore excluded from the $1.0 million limit on deductible compensation. All of our incentive awards and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.
     We believe all compensation paid in 2006 to our NEO’s is tax-deductible under Section 162(m) of the Code. While our compensation committee intends to continue to provide compensation opportunities to our executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of our shareholders to provide non-tax deductible compensation.
EXECUTIVE COMPENSATION
     The following table sets forth the compensation during 2006 for our named executive officers. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of various entities. Our share of total compensation expense in 2006 was 52.7%. Amounts indicated are pre-individual income taxes.

Summary Compensation Table

							Change
							in Pension
							Value and
						Non-	Nonqual-
						Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and			Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	Salary($)	($)	($)	($)(1)	($)	($)	($)(2)	($)
Jeffrey A. Ludrof, President and CEO	2006	754,136	0	1,776,621	0	571,701	95,698	112,253	3,310,409

Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel*	2006	461,868	0	759,151	0	232,209	20,355	210,986	1,684,569

Philip A. Garcia, Executive Vice President and Chief Financial Officer	2006	375,569	0	608,142	0	189,809	46,180	60,280	1,279,980

Thomas B. Morgan, Executive Vice President, Insurance Operations	2006	353,440	0	514,817	0	233,741	28,306	35,648	1,165,952

Douglas F. Ziegler, Senior Vice President and Chief Investment Officer	2006	309,692	0	481,004	0	170,518	64,913	26,868	1,052,995

*	Mr. Van Gorder retired as an executive officer effective December 31, 2006.
Salary
     Salary includes all paid time off such as vacation and company holidays.
Stock Awards: Long-Term Incentive Plans (LTIP)
     In 1997, we adopted the Pre-2004 LTIP, which was designed to enhance our growth and profitability by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on our performance, to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of our shareholders. The holders of our Class B common stock approved the Pre-2004 LTIP in 1997 as a performance-based plan under the Code, and our shareholders approved its continuation at our 2002 annual meeting in satisfaction of the requirements of the Code. We amended the Pre-2004 LTIP at our 2003 annual meeting to increase the maximum value of the phantom share units that could be earned by a participant in any performance award from $500,000 to $1,000,000. At the same time, our shareholders reapproved the Pre-2004 LTIP. Each participant is granted awards of phantom share units under the Pre-2004 LTIP based upon a target award calculated as a percentage of the participant’s base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in our retained earnings. Each participant is then entitled to receive restricted shares of Class A common stock equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A common stock issued to each executive is three years after the end of the performance period. If a participant ceases to be an employee prior to the end of the performance period for reasons other than retirement, death or disability, the participant forfeits all phantom share units awarded. If a participant ceases to be an employee after the end of the performance period but prior to the end of the vesting period for reasons other than retirement, death or disability, the participant forfeits all unvested restricted shares previously granted. Because our board of directors and the holders of our Class B common stock approved a new long-term incentive plan described below, no further awards will be made under the Pre-2004 LTIP and the last performance period under the Pre-2004 LTIP was 2003-2005.
     In 2004, our compensation committee recommended the adoption of the Post-2004 LTIP and, in accordance with the Code and NASDAQ rules, the holders of our Class B common stock approved the Post-2004 LTIP at our 2004 annual meeting. The Post-2004 LTIP became effective March 2, 2004. Our compensation committee administers the Post-2004 LTIP. Our compensation committee is authorized to grant restricted performance shares to participants. Restricted performance shares represent a right to receive shares of Class A common stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by our compensation committee at the time of the award. At the time restricted performance shares are granted, our compensation committee specifies in writing:
•	the performance goals applicable to the award, the weighting of such goals and the performance period during which the achievement, or the level of achievement, of the performance goals are to be measured;

•	the number of shares of Class A common stock that may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount will be determined; and

•	such other terms and conditions as our compensation committee determines to be appropriate.
     Following completion of the applicable performance period, our compensation committee will determine whether the applicable performance goals were achieved, or the level of such achievement,

and the number of shares, if any, earned by the participant based upon such performance. We will then issue to the participant the number of restricted shares of Class A common stock earned pursuant to the award for the relevant performance period. If a participant ceases to be an employee prior to the end of a performance period by reason of death, disability or normal or early retirement (as defined in our qualified pension plan for employees), the participant may receive all or such portion of his or her award as may be determined by our compensation committee in its discretion; however, a participant will not receive less than the total number of restricted shares of Class A common stock earned pursuant to such participant’s award based upon performance during a performance period that is deemed to end on the last day of the year in which employment terminates. If a participant ceases to be an employee of us or our subsidiaries and affiliates prior to the end of a performance period for any reason other than death, disability or normal or early retirement, the participant may receive all or such portion of his or her award as may be determined by our compensation committee in its discretion. A participant who is terminated for cause is not entitled to receive payment of any award for any performance period. The maximum number of shares of Class A common stock that may be earned under the Post-2004 LTIP by any single participant during any one calendar year is 250,000 shares.
     The table below sets forth, with respect to the amounts shown in the Stock Awards column of the Summary Compensation table above, the dollar amount of the change in accruals for open performance periods under the Post-2004 LTIP, as well as the change in market value for unvested shares under the Pre-2004 LTIP.
Supplemental Stock Awards Table

		Post-2004 LTIP			Pre-2004 LTIP
		2006-2008	2005-2007	2004-2006	Change in
		Performance	Performance	Performance	Market
Name	Year	Period(1) ($)	Period(1) ($)	Period(1) ($)	Value(2) ($)	Total ($)
Jeffrey A. Ludrof	2006	36,144	588,773	1,055,822	95,882	1,776,621
Jan R. Van Gorder	2006	14,314	240,006	459,560	45,271	759,151
Philip A. Garcia	2006	12,600	205,255	354,681	35,606	608,142
Thomas B. Morgan	2006	13,640	187,370	295,877	17,930	514,817
Douglas F. Ziegler	2006	10,281	155,523	292,098	23,102	481,004

(1)	Under the Post-2004 LTIP, the accrual for an open performance period is calculated by first multiplying the number of target shares awarded to the executive by an LTIP performance factor to determine the estimated number of shares that will be earned for the three-year performance period. The LTIP performance factor is determined by the difference between our results under our estimated performance measures and the results of our peer group over the three-year performance period. The minimum and maximum LTIP performance factors are 0 and 2.5 respectively. The estimated number of shares that will be earned for the performance period is then multiplied by the share price at the end of each applicable performance year and pro-rated for the completed portion of the performance period.

(2)	A change in market value is recorded for the unvested shares under closed performance periods of the Pre-2004 LTIP; the Pre-2004 LTIP has a three-year performance period followed by a three-year vesting period. The closing share prices at December 31, 2006 and 2005 were $57.98 and $53.20, respectively.
Non-Equity Incentive Plan Compensation: Annual Incentive Plan (AIP)
     The AIP is a performance-based incentive plan that pays annual cash bonuses to our executive officers, senior vice presidents and regional vice presidents. The cost of the plan is charged to operations as the compensation is earned over the performance period of one year. On February 21, 2007, our board of directors accepted and ratified the certification of the performance goals for the 2006 AIP awards and established the performance goals for the AIP for 2007 and for the Post-2004 LTIP for the 2007-2009 performance period. We made the 2006 AIP payments to the NEO’s in early March 2007. The Summary Compensation Table reflects amounts paid to each NEO.
     Under our deferred compensation plan, executives can elect to defer 100% of their AIP amounts earned. Deferral elections must be made before the beginning of the calendar year for which each bonus is earned. Deferred amounts, if any, are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Pension Plan
Change in Pension Value and Non-Qualified Deferred Compensation Earnings
     The Summary Compensation Table above includes the net change in the present value of accrued benefits from December 31, 2005 to December 31, 2006 under our retirement plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement.
     We calculated the December 31, 2005 present values using assumptions consistent with those used for fiscal year 2005 disclosure under FAS 87, “Employers’ Accounting for Pensions,” including a 5.75% discount rate (5% post-retirement discount rate for our SERP). We calculated present values as of December 31, 2006 using assumptions consistent with those used for fiscal year 2006 disclosure under FAS 87, including a 6.25% discount rate (5% post-retirement discount rate for our SERP).

     There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See note 3 to the Nonqualified Deferred Compensation Table below for a description of the investment funds and earnings.
     The Pension Benefits Table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2006. Each NEO is 100% vested in our retirement plan.
Pension Benefits Table

		Number
		of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service	Benefit ($)	Last Fiscal Year ($)
Jeffrey A. Ludrof	Retirement	26	222,646	0
	SERP	26	1,238,141	0
Jan R. Van Gorder	Retirement	26	477,252	0
	SERP	26	1,314,623	0
Philip A. Garcia	Retirement	26	285,539	0
	SERP	26	620,041	0
Thomas B. Morgan	Retirement	13	70,914	0
	SERP	13	138,289	0
Douglas F. Ziegler	Retirement	19	305,870	0
	SERP	19	468,541	0
     The present value information presented in the Pension Benefits Table utilizes assumptions consistent with those used for fiscal year 2006 disclosure under FAS 87, including a 6.25% discount rate (5% post-retirement discount rate for our SERP) and assumes a retirement at age 65 for our retirement plan and our SERP and no pre-retirement decrements.
     Normal retirement age under both our retirement plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age unless the executive is covered by an employment agreement.
     Under our retirement plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during the executive’s final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds Internal Revenue Service annual limits is excluded under our retirement plan but included under our SERP.
     Each executive’s “credited service” is generally defined as the executive’s years of continuous employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee. The Pension Benefits Table reflects the recognition of a full year of credited service for a partial year of employment as of December 31, 2006.
     Executive service in our SERP means employment with us as both a covered employee and a senior vice president or higher-ranking executive.
     Our retirement plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security covered compensation level plus 1.5% of the final average earnings in excess of the social security covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. The social security covered compensation level is an amount published each year by the Social Security Administration. Our retirement plan’s benefit is accrued in the form of a single life annuity with optional actuarially equivalent forms of payment available.
     The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life annuity. The executive’s benefit that is payable under our retirement plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. Optional actuarially equivalent forms of payment are available under our SERP.
     Each executive may become eligible for a SERP benefit only in the event that:
•	the executive is vested under our retirement plan;

•	the executive is entitled to receive a benefit under our retirement plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Vested
Years of Executive Service	Percentage
Less than 1	0%
1 but less than 2	20
2 but less than 3	40
3 but less than 4	60
4 but less than 5	80
5 or more	100
•	the executive’s termination of employment with us is either:
•	also a termination from executive service; or

•	a termination occurring within 12 months after the executive transfers from, or otherwise leaves, executive service.
     Executives in our retirement plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by .25% for each complete calendar month up to 60 months and .375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date. Both Mr. Ziegler and Mr. Van Gorder have satisfied the plans’ eligibility requirements for early retirement and Mr. Van Gorder retired as of December 31, 2006.
     The NEO’s listed in the Pension Benefits Table have entered into employment agreements with us. See “Agreements with Executive Officers” below. In certain termination situations, the terms of those employment agreements provide for the payment of SERP benefits that are unreduced for early retirement after the participant has attained age 55 and completed at least 15 full years of service as a covered employee. The effect of those provisions for each NEO is disclosed later in the termination analysis tables.
     See also note 8 “Postretirement Benefit Plans,” in the notes to consolidated financial statements included in our 2006 annual report that describes plan assumptions in more detail.

All Other Compensation
Supplemental Table for All Other Compensation

			Life		Supp	Tax	Member-
			Insurance	401(k)	401(k)	Gross-	ship
		Dividends	Premiums	Match	Match	Ups	Dues	Other
Name	Year	(1)($)	(2)($)	(3)($)	(4)($)	(5)($)	(6)($)	(7)($)	Total($)
Jeffrey A. Ludrof	2006	26,930	24,238	8,800	21,365	21,999	6,396	2,525	112,253
Jan R. Van Gorder	2006	15,598	98,000	8,800	9,675	71,460	5,155	2,298	210,986
Philip A. Garcia	2006	12,193	9,737	8,800	6,223	11,497	10,780	1,050	60,280
Thomas B. Morgan	2006	5,711	5,500	8,800	5,338	6,464	1,705	2,130	35,648
Douglas F. Ziegler	2006	7,826	0	8,800	3,588	816	3,900	1,938	26,868

(1)	The “Dividends” column includes dividends paid on unvested shares under the Pre-2004 LTIP.

(2)	We have insurance bonus agreements that provide life insurance premiums for executive officers.

(3)	We have a tax-qualified 401(k) savings plan for our employees. See also note 8, “Postretirement Benefit Plans,” in the notes to consolidated financial statements in our 2006 annual report for additional information.

(4)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See “Deferred Compensation” for additional discussion.

(5)	We pay taxes on behalf of our executives for life insurance premiums, membership dues, spousal travel and other minor perquisites.

(6)	We provide certain dining and/or country club membership dues to these executives.

(7)	The “Other” column includes the taxable value of group term life insurance, certain spousal travel costs, service anniversary awards and a wellness incentive payment.
Agreements with Executive Officers
     In 2005, our compensation committee undertook a review of outstanding employment agreements with our senior executive officers. With the assistance of a compensation consultant, we revised the employment agreements of the following officers: Jeffrey A. Ludrof, President and Chief Executive Officer; Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel

until his retirement on December 31, 2006; Philip A. Garcia, Executive Vice President and Chief Financial Officer; John J. Brinling, Jr., Executive Vice President of EFL until his retirement on January 31, 2007; Douglas F. Ziegler, Senior Vice President, Treasurer and Chief Investment Officer; Michael J. Krahe, Executive Vice President of Human Development and Leadership and Thomas B. Morgan, Executive Vice President of Insurance Operations. The revised employment agreements have the following principal terms:
•	The term of the employment agreement for Mr. Ludrof remained at four years, expiring on December 11, 2009. For all other of the above officers, with the exception of Messrs. Brinling and Van Gorder, both of whom have retired, the term of the employment agreement was increased from two years to three years and will expire on December 11, 2008, unless the employment agreement is previously terminated in accordance with its terms, with or without cause (as defined in the agreement), or due to the disability or death of the officer or notice of nonrenewal is given by us or the executive 30 days before any anniversary date;

•	A minimum annual base salary at least equal to the executive’s annual base salary at the time the employment agreement was executed, subject to periodic review to reflect the executive’s performance and responsibilities, competitive compensation levels and the impact of inflation;

•	The eligibility of the executive under our incentive compensation programs and employee benefit plans;

•	The establishment of the terms and conditions upon which we may terminate the executive’s employment and the compensation of the executive in such circumstances. The employment agreements provide generally, among other things, that if we terminate the employment of an executive without cause or the executive terminates his or her employment for good reason (as defined in the agreement and which includes failure to assume obligations to the executive by a successor in the event of a business combination transaction) then the executive shall be entitled to receive:
•	for the chief executive officer an amount equal to the sum of three times the executive’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the chief executive officer’s target amount or actual bonus paid under our AIP for the three calendar years preceding the date of the termination of the employment divided by three; for the named executive vice presidents, an amount equal to the sum of 2.75 times the executive’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the executive’s target amount or actual bonus paid under our AIP for the three calendar years preceding the date of the termination of employment divided by three and for the senior vice presidents, 2.5 times the officer’s highest annual base salary during the preceding three years, plus an amount equal to the sum of the higher of the officer’s target amount or actual bonus paid under our AIP for the three calendar years preceding the date of the termination of employment divided by three;

•	any award or other compensation to which the executive is entitled under the Pre-2004 LTIP or the Post-2004 LTIP;

•	continuing participation in any employee benefit plans for a period of three years following a termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive’s termination; and

•	immediate vesting and nonforfeitability of accrued benefits under our SERP, including an unreduced benefit for early retirement before age 65, and a gross-up for income taxes on the annuity and/or lump sum payment of the retirement benefit.
Under the prior agreements, all of the NEO’s received three times their highest based salary, and three times the highest bonus amount paid in the three prior years to termination. Based on the recommendation of the compensation consultant to our compensation committee, the severance benefit multiple was reduced from 3.0 times to 2.75 times for the executive vice presidents and 2.5 times for the senior vice presidents. In addition, the bonus component of the severance benefit was reduced from the highest award in the prior three years to the average of the bonus amount in the prior three years. Deferral options available under the previous employment agreements were eliminated to conform to the requirements of the American Jobs Creation Act;
•	A gross-up payment equal to the then current rate of tax under Section 4999 of the Code multiplied by the total of the amounts paid or payable, including the gross-up payment, which are deemed to be a part of an “excess parachute payment” as that term is defined in Sections 4999 and 280G of the Code;

•	Provisions relating to confidentiality and nondisclosure following an executive’s termination; and

•	An agreement by the executive not to compete with us for a period of one year following his or her termination, unless we effected such termination without cause.
     Industry data from the survey undertaken by the compensation consultant confirmed the reasonableness of the term periods as revised.

Additional Executive Compensation Policies
Nonqualified Deferred Compensation
     We maintain a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees. Each of our NEO’s participated in this plan during 2006.
     The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated.
     Executives identify:
•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•	the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•	the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation accounts is completed.

     The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2006.
Nonqualified Deferred Compensation Table for 2006

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2006 (1)($)	in 2006 (2) ($)	in 2006($)	Distributions($)	2006($)
Jeffrey A. Ludrof	98,120	21,365	61,561	0	808,899
Jan R. Van Gorder	8,093	9,675	85,366	0	1,291,318
Philip A. Garcia	3,779	6,223	62,020	0	523,154
Thomas B. Morgan	49,112	5,338	10,787	0	128,045
Douglas F. Ziegler	6,679	3,588	37,776	0	339,089

(1)	Executive contributions include amounts deferred as supplemental employee contributions that could not be deferred under our tax-qualified 401(k) plan, as well as bonus amounts from the AIP that were deferred. These amounts are disclosed in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns, respectively.

(2)	Our contributions are comprised of our match on supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.
     With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Grants of Plan-Based Awards Table for 2006

									Grant
			Estimated Future Payouts			Estimated Future Payouts			Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Value
			Plan Awards(1)			Plan Awards(2)			of Stock
			Thresh-			Thresh-			and
	Performance	Grant	hold	Target	Maximum	hold	Target	Maximum	Option
Name	Period	Date	($)	($)	($)	(#)	(#)	(#)	Awards(3)($)
Jeffrey A. Ludrof	2006	2/15/06	0	571,701	1,143,400	n/a	n/a	n/a	n/a
	2006-2008	1/1/06	n/a	n/a	n/a	0	14,386	35,965	765,335
Jan R. Van Gorder	2006	2/15/06	0	232,209	464,418	n/a	n/a	n/a	n/a
	2006-2008	1/1/06	n/a	n/a	n/a	0	5,697	14,243	303,080
Philip A. Garcia	2006	2/15/06	0	189,809	379,618	n/a	n/a	n/a	n/a
	2006-2008	1/1/06	n/a	n/a	n/a	0	5,015	12,538	266,798
Thomas B. Morgan	2006	2/15/06	0	233,741	467,482	n/a	n/a	n/a	n/a
	2006-2008	1/1/06	n/a	n/a	n/a	0	5,429	13,573	288,823
Douglas F. Ziegler	2006	2/15/06	0	154,846	309,692	n/a	n/a	n/a	n/a
	2006-2008	1/1/06	n/a	n/a	n/a	0	4,092	10,230	217,694

(1)	Amounts awarded under the AIP are disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns. The maximum payout is 200% of the target award. See also the AIP discussion following the Summary Compensation Table and note 9 “Incentive Plans and Deferred Compensation,” in the notes to consolidated financial statements included in our 2006 annual report.

(2)	Under the Post-2004 LTIP, our compensation committee grants performance-restricted shares to participants. These shares are disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The maximum payout is 250% of the target award.

(3)	The grant date fair value of the award was calculated as the target equity incentive plan award multiplied by the December 31, 2005 closing share price of $53.20. Financial markets were closed on date of the grant, January 1, 2006. Our compensation committee approved the Post-2004 LTIP design on December 5, 2005 but the target shares were not ascertainable until December 31, 2005 because the calculation involves the average share price for December 2005.
     An executive’s target award is established by our compensation committee. The target number of performance shares for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. The target number of LTIP shares for a performance period is determined by dividing the dollar target by the average share price for the month of December that precedes the beginning of the performance period. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares earned at different performance levels above and below the performance goals.
     Under the Post-2004 LTIP, the actual number and value of the restricted shares of Class A common stock paid to an executive at the end of a performance period may be more or less than the executive’s target. However, the number of restricted shares of Class A common stock issued to an executive may not exceed 250,000 shares at the end of a performance period. See also note 9, “Incentive Plans and Deferred Compensation,” in the notes to consolidated financial statements contained in our 2006 annual report.
Outstanding Equity Awards at December 31, 2006

	Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
	Number of	Market Value	Number of	Payout Value of
	Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Units of Stock	Units of Stock	Units or Other	Units or Other
	That Have	That Have	Rights That Have	Rights That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	($)	(#)	($)
Jeffrey A. Ludrof 2002-2004	3,963	229,775	n/a	n/a
2003-2005	7,186	416,644	n/a	n/a
2004-2006	n/a	n/a	39,815	2,308,474
2005-2007	n/a	n/a	13,830	801,863
2006-2008	n/a	n/a	14,386	834,100

Jan R. Van Gorder 2002-2004	1,651	95,725	n/a	n/a
2003-2005	2,942	170,577	n/a	n/a
2004-2006	n/a	n/a	17,330	1,004,793
2005-2007	n/a	n/a	5,637	326,833
2006-2008	n/a	n/a	5,697	330,312

Philip A. Garcia 2002-2004	1,307	75,780	n/a	n/a
2003-2005	2,370	137,413	n/a	n/a
2004-2006	n/a	n/a	13,375	775,483
2005-2007	n/a	n/a	4,821	279,522
2006-2008	n/a	n/a	5,015	290,770

	Stock Awards
				Equity Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
	Number of	Market Value	Number of	Payout Value of
	Shares or	of Shares or	Unearned Shares,	Unearned Shares,
	Units of Stock	Units of Stock	Units or Other	Units or Other
	That Have	That Have	Rights That Have	Rights That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)	($)	(#)	($)
Thomas B. Morgan 2002-2004	420	24,352	n/a	n/a
2003-2005	1,646	95,435	n/a	n/a
2004-2006	n/a	n/a	11,158	646,912
2005-2007	n/a	n/a	4,401	255,170
2006-2008	n/a	n/a	5,429	314,773

Douglas F. Ziegler 2002-2004	884	51,254	n/a	n/a
2003-2005	1,573	91,203	n/a	n/a
2004-2006	n/a	n/a	11,015	638,650
2005-2007	n/a	n/a	3,653	211,801
2006-2008	n/a	n/a	4,092	237,254
All shares in the above table were valued using the closing share price of $57.98 at December 31, 2006.
     Under the Pre-2004 LTIP, the three-year performance period is followed by a three-year vesting period. The shares related to the 2002-2004 performance period will vest at December 31, 2007. One-half of the shares related to the 2003-2005 performance period under the Pre-2004 LTIP will vest on each of December 31, 2007 and 2008. Mr. Ludrof’s shares include 790 and 855 excess shares granted outside the Pre-2004 LTIP, related to the 2002-2004 and 2003-2005 performance periods, respectively.
     Under the Post-2004 LTIP, any shares earned vest as of December 31 in the last year of the performance period. The awards disclosed for the performance period 2004-2006 presented in the table above reflect the maximum number of shares available under the plan, which is 250% of the target award. The favorable result of this performance period was due in part to significant weather events that did not impact us due to the regional nature of our business, but did adversely affect our peer group’s combined ratio. Therefore, the actual number of shares expected to be awarded for this performance period is estimated to be close to the maximum amount. However, we valued the 2005-2007 and 2006-2008 performance periods at the target level in the table above because our performance for these periods is likely to approximate the property and casualty industry as a whole. Thus, as of December 31, 2006, target amounts would best reflect the possible awards earned for each NEO for the three-year period included in those performance periods.

     The 2004-2006 performance period is closed and participants have vested in those shares. However, distribution of the shares will not occur until the spring of 2007 since computations require peer group data for the year ended December 31, 2006, which is not yet available. Accordingly, the amounts are reported in this table rather than the Option Exercises and Stock Vested in Fiscal Year 2006 table that follows.
Option Exercises and Stock Vested in Fiscal Year 2006

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	Upon Vesting	Upon Vesting
Name	(#)	($)
Jeffrey A. Ludrof	8,910	495,173
Jan R. Van Gorder	4,878	271,095
Philip A. Garcia	3,772	209,629
Thomas B. Morgan	1,685	93,644
Douglas F. Ziegler	2,376	132,046
     The number of shares acquired upon vesting relates to the Pre-2004 LTIP performance periods of 2001-2003, 2002-2004 and 2003-2005. The shares were valued using a $55.575 share price, which was the average of the high and low stock price on January 17, 2007, the date of delivery of the shares. Mr. Ludrof’s vested shares include 1,216 excess shares, valued at $67,579, in addition to the shares that vested under the Pre-2004 LTIP. We do not offer option awards to our executives.
Director Compensation
     The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2006. Mr. Ludrof does not receive compensation for serving on our board of directors as that is considered as part of his duties as our chief executive officer.

Director Compensation Table for 2006

			Change in
			Pension
			Value
			and
	Fees		Non-Qualified
	Earned		Deferred	All Other
	or Paid	Stock	Compensation	Compen-
	in Cash	Awards	Earnings	sation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Kaj Ahlmann	105,000	47,839	0	0	152,839
John T. Baily	93,500	47,839	0	0	141,339
J. Ralph Borneman, Jr.	69,500	50,804	696	0	121,000
Wilson C. Cooney (5)	35,250	0	0	100,556	135,806
Patricia Garrison-Corbin	82,500	50,804	0	0	133,304
John R. Graham*	117,000	47,839	0	0	164,839
Jonathan Hirt Hagen	76,000	41,661	0	0	117,661
Susan Hirt Hagen	54,000	50,804	0	22,697	127,501
C. Scott Hartz	82,500	47,839	0	0	130,339
F. William Hirt	53,500	50,804	0	114,347	218,651
Claude C. Lilly, III	76,000	50,804	0	0	126,804
Jeffrey A. Ludrof	n/a	n/a	n/a	n/a	n/a
Lucian L. Morrison (5)	51,750	20,068	0	0	71,818
Thomas W. Palmer (5)	50,250	20,068	0	0	70,318
Robert C. Wilburn	73,500	50,804	0	0	124,304

*	Mr. Graham served as Presiding Director in 2006

(1)	Further details on directors’ compensation follows in the “2006 Director Compensation” section.

(2)	Amounts reported in this column represent the change in accrual during 2006 in the directors’ vested deferred stock account under the outside directors deferred compensation plan. This amount reflects changes in share price from 2005 to 2006 for vested share credits, the vesting of share credits during the year and dividend equivalent credits added to the account when dividends are paid on shares of our Class A common stock. See “2006 Director Compensation” for a more detailed explanation of the deferred stock account.

(3)	This amount represents the increase in present value from December 31, 2005 to December 31, 2006 for Mr. Borneman, the only director who is a participant in a frozen pension plan for outside directors. The present values were calculated using an annual benefit of $15,000 and discount rates of 5.75% and 6.25% at December 31, 2005 and 2006, respectively. No pre-retirement decrements are assumed prior to the beginning of the receipt of benefits at age 75 (payable for 21 quarters). All other assumptions are the same as used for the FAS 87 valuations.

(4)	Mrs. Hagen and Mr. Hirt received $22,697 and $114,347, respectively, as indemnification for early repayments on split-dollar life insurance policies. See “Related Person Transactions” for further details. Mr. Cooney resigned from our board of directors in April 2006. The amount reported herein represents the value in his vested deferred stock account that was paid to him on May 12, 2006.

(5)	Mr. Morrison and Mr. Palmer joined our board of directors in April 2006. Mr. Cooney left our Board at the same time. As a result, fees earned by them contain only partial year values.
2006 Director Compensation
     The annual retainer in 2006 for our directors for services to all member companies of the Erie Insurance Group, including us, is $25,000, plus $1,500 for each board of directors or committee meeting attended. Committee chairpersons each receive an additional $5,000, except for our audit committee chairperson who receives $8,500 and our presiding director who receives $20,000. Directors are paid retainers quarterly, and all directors are reimbursed for their expenses incurred for attending meetings.
     The discussions herein reflect directors’ compensation earned in 2006 for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries according to estimated proportion of the directors time dedicated to the affairs of various entities. Our share of total director compensation expense in 2006 was 60%. Our officers who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also “Related Person Transactions.” A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson and presiding director fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

     We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in shares of our Class A common stock. The account is credited annually with a grant of shares of Class A common stock determined by dividing $35,000 by the closing price of the Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the grant 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the date of the next annual meeting if the next annual meeting is held before the final three full calendar months have elapsed. Dividends paid by us are reinvested into each director’s account with additional shares of our Class A common stock and such credited shares vest immediately. We account for the fair value of our grants under the plan in accordance with FAS 148, “Accounting for Stock–Based Compensation.” The annual charge related to this plan to us and our affiliates totaled approximately $460,945 for 2006; our share of this charge for 2006 was approximately $276,567.
     The benefit provided under the pension plan for outside directors equals the annual retainer fee at the date of retirement. The outside directors’ plan has been frozen since 1997.
Director Stock Ownership Guidelines
     We maintain certain minimum requirements for stock ownership by each of our directors. On April 19, 2005, our board of directors increased this minimum ownership requirement from $25,000 to $35,000 of our stock on a cost basis. This guideline requires each director to personally purchase stock equal to a cost basis of $35,000 within two years of the later of April 19, 2005 or the date his or her service as a director commenced. Amounts owned by a director at the time this guideline was adopted count towards the $35,000 requirement.
Compensation Committee Interlocks and Insider Participation
     Our compensation committee presently consists of Robert C. Wilburn, Chair, Kaj Ahlmann, John R. Graham, Jonathan Hirt Hagen and Lucian L. Morrison. No member of our compensation committee is a former or current officer or employee of us, the Exchange, EFL or any of their respective subsidiaries or affiliates. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
     The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.
     As part of its oversight of the compensation of our named executive officers, our executive compensation and development committee:
•	reviewed the comparative compensation analysis prepared by our independent compensation consultants and the peer group compensation information we prepared;

•	met with representatives of our independent compensation consultants; and

•	discussed with our chief executive officer the performance and compensation of our named executive officers other than our chief executive officer.
     Based upon the above-described reviews and discussions, the members of our executive compensation and development committee recommended to our board of directors that our board of directors approve the inclusion of the compensation disclosure and analysis set forth in this proxy statement under the caption “Compensation Discussion and Analysis” for filing with the SEC and the incorporation by reference of such compensation disclosure and analysis in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Erie Indemnity Company Executive Compensation and Development Committee:
Robert C. Wilburn, Chair
Kaj Ahlmann
John R. Graham
Jonathan Hirt Hagen
Lucian L. Morrison
February 20, 2007
RELATED PERSON TRANSACTIONS
     Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, on February 22, 2007 our board of directors adopted a policy recommended by our nominating committee in connection with all transactions involving us and a related person. This policy requires that, within the first 60 days of each fiscal year, all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at http://www.erieinsurance.com.
     J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made to the Borneman insurance agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $4,187,296 in 2006.
     Pursuant to previously approved compensation arrangements for executive officers, we maintained split-dollar life insurance arrangements for the following of our former chief executive officers: Mr. Hirt, the chairman of our board of directors, and Thomas B. Hagen, the husband of Mrs. Hagen, one of our directors and the father of Jonathan Hirt Hagen, one of our directors. In 2003, we negotiated the termination of these split-dollar arrangements.
     For all split-dollar insurance policies for which Thomas B. Hagen and Susan Hirt Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Thomas B. Hagen or Susan Hirt Hagen as the insured, the policy owner entered into an agreement to reimburse us on December 31, 2003 for insurance premiums we previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, we agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed-up for income taxes. The amount of this payment for 2006 was $45,415.
     With respect to the single life split-dollar insurance policy purchased in 1988 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse us on December 31, 2003 for insurance premiums we previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, we agreed to provide annually to the insured, as indemnification for the early repayment, an amount equal to the interest on the policy loan, grossed-up for income taxes. This payment totaled $43,105 in 2006. With respect to the second to die split-dollar life insurance policy purchased in 1990 with Mr. Hirt and his wife as the insureds, the policy owner entered into an agreement to reimburse us on December 31, 2003 for insurance premiums we previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the deaths of the respective insureds. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, we agreed to provide annually to the insureds, as indemnification for the early repayment, an amount equal to the average value of the economic benefit to the insureds for the next five years. This value was derived from the P.S. 58 rates provided by the Internal Revenue Service to measure the taxable economic benefit received by employees from the pure insurance protection provided by split-dollar plans and qualified retirement plans. This payment totaled $71,242 in 2006.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
PERMIT HOLDERS OF OUR CLASS B COMMON STOCK TO ACT BY MAJORITY WRITTEN CONSENT
     General. At our annual meeting, we are asking the holders of our Class B common stock to adopt an amendment to our articles of incorporation to permit the holders of our Class B common stock to act by majority written consent. We are proposing this amendment in connection with an amendment to our bylaws approved by our board of directors in December 2006 that permits action to be taken by written consent of the holders of a majority of the outstanding shares of our Class B common stock.
     This amendment, if approved by the holders of our Class B common stock, would become effective upon our filing an amendment to our articles of incorporation with the Pennsylvania Department of State, which we anticipate filing as soon as reasonably practicable after our annual meeting. Pursuant to the amendment, Article 7 of our articles of incorporation would be amended to add a new subsection (h), the full text of which reads as follows:
“(h) Any action required or permitted to be taken at a meeting of the holders of Class B Common Stock may be taken without a meeting if a consent or consents thereto signed by the holders of a majority of the holders of Class B Common Stock then outstanding shall be filed in writing with the Secretary of the Corporation.”
     Required Vote. Under the BCL, the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock is required for approval of the amendment to our articles of incorporation.
     Authorization for Shareholder Action by Majority Written Consent. Prior to the December 2006 amendment, other than acting at a shareholders meeting, our bylaws only permitted the holders of our Class B common stock to act by unanimous written consent. Our board of directors believes the authorization for shareholder action by majority written consent would provide us with the flexibility to act in the future, if the necessity arises, without all of the delay and expense associated with calling a special meeting of shareholders. Delays in calling a meeting and distributing meeting materials, including notice of a meeting, might deny us the flexibility that our board of directors views as important in facilitating our operations. Our board of directors believes that the small number of holders of record of our Class B common stock and the ownership by the H.O. Hirt Trusts of approximately 91% of our Class B common stock enhance the utility of this provision. Under state law, we are required to provide all non-consenting holders of our Class B common stock with prompt notice of any action taken by written consent of a majority of the holders of our Class B common stock. We also will be required to disclose the action in a report that we file with the SEC.
     The proposed amendment to our articles of incorporation, together with the prior bylaw amendment, would permit the holders of a majority of the shares of our Class B common stock then outstanding to act without a meeting. Thus, the holders of a majority of the shares of our Class B common stock then outstanding, acting by written consent and without prior notification to the holders of our Class A common stock and the other holders of our Class B common stock, could bind us to any matter to the same extent to which a vote of the holders of a majority of our outstanding Class B common stock could bind us at a shareholders meeting. This authority would include amendments to our bylaws and approval of matters requiring a simple majority vote, such as approval of stock benefit plans. In addition, the holders of a majority of the shares of our Class B common stock outstanding could bind us to matters such as mergers, consolidations, dissolutions and sales of all or substantially all of our assets.
     An adverse effect of this proposed amendment would be to permit the holder or holders of a majority of our outstanding shares of Class B common stock to approve proposals that require shareholder approval without prior notice to the holders of our Class A common stock and the other holders of our Class B common stock. Accordingly, such other holders would not have an opportunity to take action in advance of a proposed action at a meeting of shareholders.
     The H.O. Hirt Trusts beneficially own approximately 91% of the shares of our Class B common stock as of the date of this proxy statement. Accordingly, if this amendment is adopted at our annual meeting, it would permit the H.O. Hirt Trusts to take actions normally conducted at annual or special meetings of shareholders, including the election of directors, by written consent without participation of any other of our shareholders, subject to any applicable requirements of the federal securities laws and state law. The H.O. Hirt Trusts have sufficient votes to approve this proposed amendment even if all of the other holders of our Class B common stock vote against approval of the proposed amendment to our articles of incorporation.
     The H.O. Hirt Trusts have not indicated to us any intention to act as a shareholder by majority written consent without a shareholders meeting if the proposed amendment to our articles of incorporation is approved at our annual meeting. Accordingly, we currently expect to continue to distribute proxy statements and solicit proxies for future annual and special meetings of our shareholders.
     Our board of directors believes that the amendment to our articles of incorporation is in our best interests and those of our shareholders. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS A HOLDER OF CLASS B COMMON STOCK SPECIFIES OTHERWISE.
PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO OUR BYLAWS TO REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING
SHARES OF OUR CLASS B COMMON STOCK TO ELECT DIRECTORS
     General. On December 18, 2006, following a review of our bylaws by our nominating committee, our board of directors amended and restated our bylaws. A description of all of the amendments to our bylaws and a copy of our amended and restated bylaws is contained in our Current Report on Form 8-K that we filed with the SEC on December 20, 2006. This Form 8-K report is available on our website at http://www.erieinsurance.com and on the SEC website at http://www.sec.gov.
     Among the amendments to our bylaws approved by our board of directors was an amendment providing that a nominee for director must receive the affirmative vote of holders of a majority of the shares of Class B common stock outstanding for election or re-election to our board of directors rather than receiving a plurality of votes cast. As amended by our board of directors, subject to shareholder approval, Section 2.01 of our bylaws provides in its entirety as follows:
“Section 2.01. Annual Meeting. The Annual Meeting of Shareholders shall be held each year during the month of April, at a day and time fixed by the Board of Directors; provided that if a majority of the members of the Board of Directors determines that it is impracticable to hold such meeting during April of such year, then such meeting may be postponed until May or June of such year; and provided, further, that if a majority of the members of the Board of Directors further determines that it is impracticable to hold such meeting during May or June of such year, then such meeting may be postponed until July of such year, but only with the prior written consent of the holders of a majority of the shares of Class B Common Stock, no par value, of the corporation (the “Class B Shares”) then outstanding. At the Annual Meeting, the Shareholders then entitled to vote generally on the election of Directors (the “Voting Shareholders”) shall elect Directors and shall transact such other business as may properly be brought before the meeting. In elections for Directors, voting need not be by ballot, except upon demand made by a Voting Shareholder at the election and before the voting begins. A Director nominee shall only be elected if the total votes cast by the Voting Shareholders “FOR” the election of such Director nominee represents a majority of the Class B shares outstanding and entitled to vote at such meeting.”
     At our annual meeting, we are asking the holders of our Class B common stock to approve the amendment to our bylaws to require the vote of a majority of our outstanding shares of Class B common stock to elect director nominees.
     Required Vote. Under our bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock is required for approval of the amendment to our bylaws.
     Election of Directors by Majority Vote. Shareholders of many public companies have recently urged that the necessary vote to elect directors be a majority of the outstanding shares, rather than the generally applicable plurality standard, which simply required more votes than those of any other candidate. In response, a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard and/or bylaws or corporate governance guidelines requiring that a director not receiving such a majority submit his or her resignation.

     Our board of directors has carefully considered the arguments for and against a majority voting standard. The difference in standards would not have had any impact on us in the recent past because our director nominees have received vote totals exceeding a majority of the shares outstanding. In addition, the plurality standard provides greater certainty that the annual election will result in a full and duly elected board of directors. However, our board of directors also recognizes that requiring a majority vote of our outstanding Class B shares ensures that only directors with acceptability among our voting shareholders will be seated on our board of directors and enhances the accountability of each board member to our shareholders, and has concluded that on balance the majority vote standard would be in our best interests. In making this determination, consideration was given to the fact that the H.O. Hirt Trusts own approximately 91% of the shares of our Class B common stock as of the date of this proxy statement and would effectively be able to veto a director nominee by not voting in favor of the nominee without proposing an alternative candidate. The H.O. Hirt Trusts have sufficient votes to approve this proposed amendment even if all of the other holders of our Class B common stock vote against approval of the proposed amendment to our bylaws.
     Our board of directors believes that the amendment to our bylaws is in our best interests and those of our shareholders. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT TO OUR BYLAWS, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS A HOLDER OF CLASS B COMMON STOCK SPECIFIES OTHERWISE.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2006 and 2005 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2006 and 2005.
     Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.
REPORT OF OUR AUDIT COMMITTEE
     The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.
     The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Our audit committee is presently comprised of five directors, all of whom are independent directors as defined in the NASDAQ and SEC rules and all of whom satisfy the financial literacy requirements thereof. In addition, our board of directors has determined that one member of our audit committee, Mr. Baily, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC. Our audit committee’s charter states that members may not simultaneously serve on the audit committees of more than two other public companies without approval of our board of directors. Mr. Baily and Mr. Lilly serve on the audit committees of more than two other public companies and they have received the requisite approval to do so from our board of directors.
     Our audit committee, which met 8 times during 2006, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of our accounting, financial, internal and operating controls.
     Our audit committee oversees our internal audit department, and accordingly reviews and approves its audit plans, reviews its audit reports and evaluates its performance.
     Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2006 with management.
     Throughout 2006, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s reported opinion on management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.
     Our audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP matters relating to its independence.
     Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.
     Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:
John T. Baily, Chair
C. Scott Hartz
Claude C. Lilly, III
Lucian L. Morrison
Robert C. Wilburn
February 21, 2007
AUDIT FEES
     Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.
     Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2006 and 2005 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2006
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total
Audit fees	$1,261,448	$240,060	$239,607	$1,741,115
Audit-related fees	438,766	19,200	—	457,966
Tax fees	3,730	—	—	3,730
All other fees	6,000	—	—	6,000

Total fees	$1,709,944	$259,260	$239,607	$2,208,811

	2005
			Other
	Erie Indemnity	Erie Insurance	Affiliated
	Company and	Exchange and	Entities
	Subsidiaries	Subsidiary	(EFL)	Total
Audit fees	$1,026,325	$198,030	$357,577	$1,581,932
Audit-related fees	—	—	—	—
Tax fees	—	—	—	—
All other fees	6,000	—	—	6,000

Total fees	$1,032,325	$198,030	$357,577	$1,587,932

ANNUAL REPORT
     A copy of our annual report for 2006 is being mailed to all holders of Class A common stock and Class B common stock together with this proxy statement.
SHAREHOLDER PROPOSALS
     Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2008 annual meeting of shareholders must deliver such proposal in writing to our secretary at our principal executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530, not later than November 19, 2007.
     Pursuant to Section 2.07(a) of our bylaws, the full text of which follows, if a shareholder desires to present at our 2008 annual meeting of shareholders a proposal to our nominating committee relating to candidates for consideration as to their nomination for election as directors by shareholders, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(a) of our bylaws, including delivery of such proposal in writing to our Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 2, 2007 and no later than December 3, 2007. In addition, holders of Class B common stock may nominate candidates for election as director at any meeting at which directors are to be elected.
     If a holder of Class A common stock desires to present a proposal at our 2008 annual meeting of shareholders relating to other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(b) of our bylaws, the full text of which follows, including the delivery of such proposal in writing to our Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 19, 2007 and no later than December 17, 2007. A holder of Class B common stock may bring a matter before a meeting of shareholders without advance notice as long as such matter is a proper matter for shareholder action.

     The full text of Section 2.07 of our bylaws is as follows:
     Section 2.07 Shareholder Proposals.
     (a) Shareholder Proposals Relating to Candidates for Election as Directors.
     (1) Nominations of persons for election to the Board of Directors may be made at any meeting of Shareholders at which Directors are to be elected (i) by or at the direction of the Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”) or (ii) by any Voting Shareholder.
     (2) A Shareholder, whether or not entitled to vote in the election of Directors, may propose to the Nominating Committee of the Board of Directors for their consideration and review one (1) or more persons whom the Shareholder believes would be appropriate candidates for election by Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected (a “Written Proposal”). Such Written Proposal shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors to the attention of the secretary of the corporation at the principal office of the corporation, within the time limits specified in this clause (2). The Nominating Committee shall consider any such Written Proposal received not less than 105 calendar days nor more than 135 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the Annual Meeting of Shareholders in the immediately preceding year. Notwithstanding the foregoing, in the case of (i) an Annual Meeting of Shareholders that is called for a date that is not within thirty (30) calendar days before or after the first anniversary date of the Annual Meeting of Shareholders in the immediately preceding year or (ii) a special meeting at which Directors will be elected, any such Written Proposal by a Shareholder must be received by the Nominating Committee within ten (10) days after the date the corporation first shall have mailed notice to its Shareholders that a meeting of Shareholders will be held, issued a press release, filed a periodic report with the Securities and Exchange Commission (the “SEC”) or otherwise publicly disseminated notice that such annual or special meeting of Shareholders will be held. The Nominating Committee may consider any other Written Proposal by a Shareholder of a candidate for election as a Director in its discretion.
     (3) The Nominating Committee shall be required to propose a slate of nominees for election as Directors prior to each election of Directors, whether such election occurs at an annual or special meeting of shareholders. Promptly upon the Nominating Committee’s determining such slate of nominees for election as Directors, the corporation shall issue a press release, file a report with the SEC or otherwise publicly disseminate notice of the Nominating Committee’s nominees for election as Directors (the “Public Notice”).
     (4) A Written Proposal shall set forth (A) the name and address of the Shareholder who has made the proposal, (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment of each person so proposed for the past five (5) years, (D) the number of shares of capital stock of the corporation beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (E) a description of any verbal or written arrangement or understanding between each person so proposed and the proposing Shareholder with respect to such person’s proposed election as a Director and actions to be proposed or taken by such person if elected as a Director, (F) the written consent of each person so proposed to serve as a Director if nominated and elected as a Director and (G) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a Director of each person so proposed.
     (5) If a Written Proposal submitted to the Nominating Committee fails, in the reasonable judgment of the Nominating Committee, to contain the information specified in clause (4) hereof or is otherwise deficient, the Chairman of the Nominating Committee shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder of such failure or deficiency in the Written Proposal by such Shareholder and such Shareholder shall have five (5) business days from receipt of such notice to submit a revised Written Proposal that corrects such failure or deficiency in all material respects.
     (b) Shareholder Proposals Relating to Matters Other Than Candidates for Election as Directors.
     (1) A Voting Shareholder of the corporation may bring a matter (other than a nomination of a candidate for election as a Director which is covered by subsection (a) of this Section 2.07) before a meeting of Shareholders only if such matter is a proper matter for Voting Shareholder action regardless of whether such Voting Shareholder complies with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) relating to inclusion of Shareholder proposals in the corporation’s proxy statement.
     (2) A Shareholder of the corporation, other than a Voting Shareholder (a “Non-Voting Shareholder”), may bring a matter (other than a proposal to the Nominating Committee of a candidate for election as a Director which is covered by subsection (a) of this Section 2.07) to the Board of Directors for possible inclusion by the Board of Directors (in its sole discretion) in our proxy materials in connection with a meeting of Shareholders only if such matter is a proper matter for Shareholder action and such Non-Voting Shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the secretary of the corporation at the principal office of the corporation, within the time limits specified herein, which proposal shall contain all information required by the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) relating to inclusion of shareholder proposals in the corporation’s proxy statement.
     (3) In the case of an annual meeting of Shareholders, any such written notice of presentation of a matter by a Non-Voting Shareholder must be received by the secretary of the corporation not less than 90 calendar days nor more than 120 days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of

Shareholders that is called for a date which is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year, any such written notice of a proposal of a matter to the Board of Directors by a Non-Voting Shareholder of a matter must be received by the secretary of the corporation within five business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that an annual meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated that an annual meeting of Shareholders will be held.
     (4) In the case of a special meeting of Shareholders, any such written notice of a proposal of a matter to the Board of Directors by a Non-Voting Shareholder must be received by the secretary of the corporation within five business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that a special meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated notice that a special meeting of Shareholders will be held.
     (5) Such written notice of a proposal of a matter to the Board of Directors by a Non-Voting Shareholder shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for Shareholder consideration of such matter at a meeting of Shareholders.
     (6) If a written notice of presentation of a matter submitted by a Non-Voting Shareholder to the Board of Directors fails, in the reasonable judgment of the Board of Directors, to contain the information specified in clause (iv) hereof or is otherwise deficient, the Chairperson of the Board of Directors shall, as promptly as is practicable under the circumstances, provide written notice to the Non-Voting Shareholder who submitted the written notice of such failure or deficiency in the written notice and such Non-Voting Shareholder shall have five business days from receipt of such notice to submit a revised written notice that corrects such failure or deficiency in all material respects.
OTHER MATTERS
     Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting, but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at our annual meeting as directed by a majority of our board of directors unless prohibited by applicable provisions of the Exchange Act.

By order of our board of directors,

Jan R. Van Gorder,
Acting Secretary and General Counsel
March 16, 2007
Erie, Pennsylvania

ERIE INDEMNITY COMPANY
CLASS B COMMON STOCK
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints F. William Hirt, Jeffrey A. Ludrof and Philip A. Garcia, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 17, 2007 at 9:30 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:
1. ELECTION OF DIRECTORS

☐ FOR all candidates listed below	☐ WITHHOLD AUTHORITY
to vote for the candidates
listed below
INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.
Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Patricia Garrison-Corbin, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Lucian L. Morrison, Thomas W. Palmer, Elizabeth A. Vorsheck, Robert C. Wilburn.
2. PROPOSAL TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO PERMIT HOLDERS OF CLASS B COMMON STOCK TO ACT BY MAJORITY WRITTEN CONSENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. PROPOSAL TO APPROVE AN AMENDMENT TO OUR BYLAWS TO REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR CLASS B COMMON STOCK TO ELECT DIRECTORS.

☐ FOR	☐ AGAINST	☐ ABSTAIN
     In their discretion, the proxies, on behalf of and at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and upon such other business as may properly come before our Annual Meeting and any adjournment, postponement or continuation thereof.
     This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above, FOR the proposal to amend our articles of incorporation and FOR the proposal to amend our bylaws.
     This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
                                                                    (SEAL)
                                                                    (SEAL)
Date:                                         , 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2007
     To the Holders of Class A Common Stock and
     Class B Common Stock of ERIE INDEMNITY COMPANY:
     We will hold our annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 17, 2007, at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:
1.	To elect 14 persons to serve as directors until our 2008 annual meeting of shareholders and until their successors are elected;

2.	To approve an amendment to our articles of incorporation to permit holders of Class B common stock to act by majority written consent;

3.	To approve an amendment to our bylaws to require the affirmative vote of the holders of a majority of the outstanding shares of our Class B common stock to elect directors; and

4.	To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.
     In the event that our annual meeting is adjourned:
•	pursuant to Section 1756(b)(1) of the Pennsylvania Business Corporation Law of 1988, or the “BCL,” those holders of Class B common stock entitled to vote who attend a meeting of shareholders that was previously adjourned for lack of a quorum shall constitute a quorum for the purpose of electing directors even though the number of holders of Class B common stock present at such adjourned meeting constitutes less than a quorum as fixed in our bylaws; and

•	pursuant to Section 1756(b)(2) of the BCL, those holders of Class B common stock entitled to vote who attend a meeting of shareholders that was previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum shall constitute a quorum for acting upon any matter set forth in this notice other than the election of
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directors even though the number of holders of Class B common stock present at such adjourned meeting constitutes less than a quorum as fixed in our bylaws.
     This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 16, 2007, the record date established by our board of directors. Such persons will also receive a proxy statement relating to our annual meeting, together with a copy of our Annual Report to Shareholders for the year ended December 31, 2006. Holders of Class B common stock will also receive a form of proxy in accordance with Securities and Exchange Commission rules. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.
     Holders of Class B Common Stock are requested to complete, sign and return a form of proxy that will be provided, whether or not they expect to attend the Annual Meeting in person.
By Order of the Board of Directors,
Jan R. Van Gorder,
Acting Secretary and General Counsel
March 16, 2007
Erie, Pennsylvania